			Exhibit 21

SOUTH JERSEY INDUSTRIES, INC.
SUBSIDIARIES OF REGISTRANT
AS OF DECEMBER 31, 2018

The following is a list of the significant subsidiaries of South Jersey Industries, Inc.

	Percentage of
	Voting Securities
	Directly or Indirectly		State of
	Owned by Immediate Parent	Relationship	Incorporation/Formation

South Jersey Gas Company	100	(4)	New Jersey

Marina Energy LLC	100	(2)	New Jersey

South Jersey Energy Company	100	(2)	New Jersey

South Jersey Resources Group, LLC	100	(2)	Delaware

South Jersey Exploration, LLC	100	(2)	Delaware

South Jersey Energy Service Plus, LLC	100	(2)	New Jersey

South Jersey Energy Solutions, LLC	100	(1)	New Jersey

Energenic - US, LLC	50	(3)	Delaware

SJI Midstream, LLC	100	(1)	Delaware

SJI Utilities, Inc.	100	(1)	New Jersey

Elizabethtown Gas Company	100	(4)	New Jersey

Elkton Gas Company	100	(4)	Maryland

(1) Subsidiary of South Jersey Industries, Inc.
(2) Subsidiary of South Jersey Energy Solutions, LLC
(3) Subsidiary of Marina Energy LLC
(4) Subsidiary of SJI Utilities, Inc.